UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Brocade Communications Systems, Inc.

(Name of Registrant as Specified In Its Charter)
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Email sent by Dan Fairfax, Senior Vice President and Chief Financial Officer of Brocade Communications Systems, Inc. (“Brocade”), on April 1, 2015 to Employees of Brocade
Subject: Action Requested of Brocade Employee Stockholders - Vote Your Shares
Dear Employees,
We are holding our 2015 Annual Meeting of Stockholders on April 7th, and many of you are Brocade stockholders in addition to being Brocade employees. By now you should have received instructions in the mail or electronically from your bank or broker about how to vote your shares. If you hold shares through E*Trade and receive communications from E*Trade electronically, you should have received an email in late February or early March (and you may have received another email this morning) from E*Trade Securities LLC with the subject heading “BROCADE COMMUNICATIONS SYSTEMS, INC. Annual Meeting” with instructions to vote your Brocade shares (please check your “spam” or “junk” folder if necessary). If you do not receive communications from E*Trade electronically, you should have received proxy materials in the mail.
Even if you did not receive a communication from E*Trade, many of you will be able to vote your shares over the telephone by calling our proxy solicitor, Innisfree, at +1-888-750-5834.
We have a number of important proposals being voted on at the annual meeting. Brocade’s Board of Directors and management team respectfully request that you vote:
(1) “FOR” the election of all of the directors,
(2) “FOR” a nonbinding advisory resolution to approve executive compensation,
(3) “FOR” the amendment and restatement of the 2009 Stock Plan,
(4) “FOR” the amendment to the 2009 Director Plan,
(5) “FOR” ratifying the appointment of KPMG LLP, and
(6) “AGAINST” the “clawback” stockholder proposal.
Please refer to Brocade’s proxy statement for more details regarding all the proposals up for stockholder vote or contact Brocade’s General Counsel, Nell O’Donnell, or me if you have any questions.
Your vote is very important. We encourage you to read the proxy statement and vote your shares as soon as possible. We thank all of you for your continued support of Brocade.
Dan Fairfax
Senior Vice President and Chief Financial Officer
Brocade
130 Holger Way, San Jose, CA 95134
Office: [omitted], Fax: [omitted]
Email: [omitted]
www.brocade.com